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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: George Pasley
V. P. Communications
214-953-4510
Website:  prnewswire.com/gix


                    GLOBAL INDUSTRIAL TECHNOLOGIES AGREES TO
                         $134 MILLION SALE OF APG LIME

          BOARD AUTHORIZED COMPANY TO PURSUE SALE OF AMERI-FORGE UNIT


DALLAS, TX (March 9, 1999) Consistent with its stated intent to evaluate asset dispositions outside of its core refractories business, Global Industrial Technologies, Inc. (NYSE: GIX) announced today that it has entered into a definitive agreement for the sale of its APG Lime operations to Chemical Lime Company, Fort Worth, TX, for $134 million, subject to adjustments (consisting of $130.3 million in cash plus the assumption of $3.7 million in debt). Global also announced that its Board of Directors has authorized management to pursue a sale of Ameri-Forge, the Company's flange and heavy equipment undercarriage manufacturing and distribution operation. The two businesses will be accounted for as discontinued operations when 1998 results are reported later this month.

Rawles Fulgham, Global's Chairman and Chief Executive Officer, stated, "By agreeing to sell APG Lime and commencing a process to sell Ameri-Forge, Global is continuing on the strategic course to focus on the refractories business and redeploy assets to further enhance shareholder value. We look forward to completing these initiatives in the months ahead and continuing to improve our operating performance over the course of the year."

Global expects that proceeds from the sale of APG Lime and Ameri-Forge will be used to repay outstanding bank debt and for other corporate purposes, including the possible repurchase of its stock from time to time in the market. Mr. Fulgham said, "The sale of these assets is an important step in our previously announced strategy to focus on our real strength in the refractories business. We believe the refractories industry needs to, and will, consolidate and we are positioning ourselves to be an important participant in that process as we identify appropriate opportunities."

The APG Lime sale is subject to customary regulatory approval and Chemical Lime completing its due diligence. The transaction is expected to be completed within 60 days.

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Global is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Products include forged flanges; undercarriage parts for track-mounted vehicles; modular cells for refining nonferrous metals; premium refractories for lining heat-containing industrial vessels such as steel furnaces; raw materials used to make refractory products; processing and recycling equipment.


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Statements the Company may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.


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                  CERTAIN INFORMATION CONCERNING PARTICIPANTS


  Global Industrial Technologies, Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitations of proxies against the proposals of WHX Corporation. The participants in this solicitation may include (i) the directors of the Company: David H. Blake, Richard W. Vieser, Samuel B. Casey, Jr., Rawles Fulgham and Graham L. Adelman and (ii) the following executive officers and employees of the Company: Rawles Fulgham (Chairman and Chief Executive Officer), Graham L. Adelman (President and Chief Operating Officer), Alfred L. Williams (Senior Vice President and Chief Financial Officer), Donna Reeves (Vice President and Controller), Jeanette H. Quay (Vice President, General Counsel and Secretary), James Alleman (Vice President-Human Resources), and George Pasley (Vice President-Communications). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of .1% of the Company's common

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stock or in the aggregate in excess of 2% of the Company's common stock.

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